N-SAR Item 77C Exhibit

Utility and Telecommunications

SPECIAL MEETING OF SHAREHOLDERS
On February 12, 2009, a Special Meeting of Shareholders for the Fund was held to consider the following proposals. The results of the proposals are indicated below.Proposal 1a To consider and act upon a new Investment Advisory Agreement with Evergreen Investment Management Company, LLC:
Net assets voted For $178,810,392
Net assets voted Against $ 7,254,236
Net assets voted Abstain $ 10,053,138
Proposal 1b To consider and act upon a new Sub-Advisory Agreement with Crow Point Partners, LLC:
Net assets voted For $176,332,124
Net assets voted against $ 8,963,854
Net assets voted Abstain $ 10,821,788


HEALTH CARE FUND

SPECIAL MEETING OF SHAREHOLDERS
On March 19, 2009, a Special Meeting
of Shareholders for the Fund was held
to consider the following proposal.
The results of the proposal are indicated below.

Proposal 1 To consider and act upon
a new investment advisory agreement with Evergreen Investment Management Company, LLC:
Net assets voted For $69,529,549
Net assets voted Against $ 2,564,032
Net assets voted Abstain $ 4,179,208